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                                                                    EXHIBIT 10.2


                                                                [POWERCERV LOGO]

FOR IMMEDIATE RELEASE         CONTACT
October 2, 2002               Marc Fratello
                              Chairman & CEO
                              813.226.2600 ext 1002  marc.fratello@powercerv.com


         ASA INTERNATIONAL LTD. TO ACQUIRE POWERCERV CORPORATION ASSETS


TAMPA, FL - PowerCerv Corporation (OTCBB: PCRV), a Tampa-based provider of enterprise software solutions, announced today that it has signed a definitive agreement to sell substantially all of its assets to ASA International Ltd. (NASDAQ:ASAA), a holding company of vertical enterprise software solutions based in Framingham, MA. Under terms of the agreement, in addition to ASA assuming certain PowerCerv liabilities, upon closing ASA will pay PowerCerv $500,000 cash and issue a $90,000 note due in six months. The purchase price may be subject to certain post-closing adjustments. Following the closing, PowerCerv will use its best efforts to settle its remaining liabilities and buy another operating business. Closing of the transaction is subject to the satisfaction of various conditions, including the approval of PowerCerv shareholders.

 "PowerCerv's long-tenured employees, their loyal customer base, and their breadth of intellectual property provide a great foundation on which to build," said Alfred Angelone, chairman and CEO of ASA International. "By becoming an ASA company, PowerCerv can focus on their core competencies and vertical successes knowing they have a stable parent behind them."

 "ASA is committed to PowerCerv stakeholders," said Marc Fratello, chairman and CEO of PowerCerv, "they understand that, even in a tough economic environment, there is the opportunity for significant success for firms such as ours with a defined market approach and, almost as importantly, the products and services that address today's business issues. "

ABOUT POWERCERV
PowerCerv develops and delivers a fully integrated suite of e-business, Customer Relationship Management and Enterprise Resource Planning applications designed to help small-to-midsize manufacturers and distributors quickly respond to customers, suppliers, partners and employees around the world. With PowerCerv solutions, manufacturers and distributors gain competitive advantage by extending their enterprise operations across the supply chain. For more information contact PowerCerv at (800) 251-8449, fax (813) 222-0886 or visit www.powercerv.com.

ABOUT ASA INTERNATIONAL LTD.
ASA International Ltd. (www.asaint.com) provides quality enterprise-wide business-to-business software solutions and value-added services to vertical markets. ASA solutions enable organizations to achieve a maximum return on their information technology investment because they simplify the process of planning, managing and controlling the complete business process. ASA has developed, built, and deployed its enterprise-wide software, services, and customized support to thousands of businesses in North America, South America and Western Europe since 1969.


Statements contained in this press release that are not historical fact are "forward looking statements" and/or statements of opinion. There can be no guarantees as to how this matter will eventually be resolved or affect it may have on the future performance of the company. Performance is subject to certain risks uncertainties and assumptions that are difficult to predict.

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               400 N Ashley Drive - Suite 2675 - Tampa, Florida -
            33602 - 813.226.2600 - 813.222.0886 - www.powercerv.com